UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2009

Capital Gold Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-13078	13-3180530
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

76 Beaver Street New York, New York	10005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 344-2785

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2009, Ian A. Shaw resigned as a director of Capital Gold Corporation (the “Company”).  At the time of his resignation, Mr. Shaw served as the chairman of the Audit Committee and a member of the Mergers and Acquisitions Committee and Compensation Committee of the board of directors (the “Board”).  The resignation followed Mr. Shaw’s receipt of a letter from Gifford A. Dieterle, Chairman of the Board, President and Treasurer of the Company, requesting Mr. Shaw’s resignation due to, as expressed in the letter, inadequate performance as chairman of the Mergers and Acquisitions Committee that allegedly resulted in financial harm.  In Mr. Shaw’s resignation letter, he disputed the allegations in Mr. Dieterle's letter and informed the Company of his disagreement with Mr. Dieterle's evaluation of his performance.  A copy of Mr. Shaw’s resignation letter is attached hereto as an exhibit.

On August 28, 2009, John T. Postle resigned as a director of the Company effective as of the resolution of certain issues with his outstanding options.  At the time of his resignation, Mr. Postle served as a member of the Audit Committee, Compensation Committee and the Mergers and Acquisitions Committee of the Board.

On September 2, 2009, Mark T. Nesbitt resigned as a director of the Company.  At the time of his resignation, Mr. Nesbitt served as a member of the Audit Committee, Compensation Committee and the Mergers and Acquisitions Committee of the Board.  The resignation followed Mr. Nesbitt’s receipt of an email from John Brownlie, a member of the Board and the Chief Operating Officer of the Company, raising questions about Mr. Nesbitt’s performance and certain actions taken as an independent director.  In Mr. Nesbitt’s resignation letter, he informed the Company of his disagreement with Mr. Brownlie’s concerns, the Board’s failure to consider the views of the independent directors and with the strategic direction of the Company.  A copy of Mr. Nesbitt’s resignation letter is attached hereto as an exhibit.

On September 3, 2009, the Company appointed Leonard J. Sojka and John W. Cutler to the Board in order to fill two of the vacancies created by the resignations.  Mr. Sojka was appointed as chairman of the Audit Committee, and Mr. Cutler was appointed as chairman of the Compensation Committee.  In addition, the Board has determined that Mr. Sojka, who is an analyst for institutional investors, qualifies as an audit committee financial expert within the meaning of the applicable regulations of the Securities and Exchange Commission.  The Company will pay Mr. Sojka and Mr. Cutler monthly fees for serving as directors and reimburse them for expenses incurred from attending meetings and serving as a director.  Previously, on September 1, 2009, the Board had appointed Mr. Sojka and Mr. Cutler as non-voting observers to the Board.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 1, 2009, the Board adopted an amendment to the Company’s By-Laws, and authorized a restatement of the Bylaws to incorporate such amendment each effective as of the same date.  The amendment adopted by the Board provides that the officers of the Company shall include a Chief Executive Officer in addition to a President.  Prior to the amendment, Article IV, Section 1 of the By-Laws stated that the officers of the Company consist of a President, a Secretary, a Treasurer, and such other officers as the Board may deem advisable.  As amended, the section now provides that the officers of the Company also include a chief executive officer.  Additional minor changes were made to distinguish the position of Chief Executive Officer from the position of President.  The full text of the restated By-Laws, as amended to date, is attached hereto as an exhibit.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibits

3.1	By-Laws of Capital Gold Corporation (restated as of September 1, 2009).

17.1	Resignation Letter of Ian A. Shaw.

17.2	Resignation Letter of Mark T. Nesbitt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

September 3, 2009	By:	/s/ Gifford A. Dieterle
Gifford A. Dieterle
President, Treasurer and Chairman of the Board